Exhibit 99.1

Press Release

Vuzix Reports Second Quarter 2025 Results

ROCHESTER, N.Y., August 14, 2025 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of AI-powered smart glasses, waveguides and Augmented Reality (AR) technologies, today reported its second quarter results for the three months ended June 30, 2025.

“During the second quarter of 2025, Vuzix met all the manufacturing and performance gates tied to receipt of the second Quanta tranche and received that $5 million, bringing Quanta’s investment thus far to $15 million out of a planned $20 million,” said Paul Travers, President and CEO of Vuzix. “Our OEM business reached an important milestone by shipping waveguides in volume to our first tier-1 OEM waveguide customer while continuing to formally engage with multiple new tier-1 OEM waveguide customers spanning enterprise to the broad market.”

“We also finalized and introduced the LX1 enterprise smart glasses, with initial customer sampling underway with a production rollout scheduled before year end. Offering integrated voice and vision assisted workflows, the LX1 is our first purpose-built smart glasses designed to meet the evolving demand of the warehousing and logistics industry and falls squarely on top of human-in-the-loop (HITL) automation or co-robotics, which is one of the largest and fastest-growing market segments for such augmentation. And finally, during the second quarter, we grew revenue by 19% year-over-year despite implementing continuing cost control measures which resulted in a 26% year-over-year decrease in our cash operating expense,” Mr. Travers concluded.

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended June 30, 2025 and 2024, respectively:

	For Three Months Ended June 30
	($000s except per share amounts)
	2025	2024
Sales:
Sales of Products	$1,045	$601
Sales of Engineering Services	250	491
Total Sales	1,296	1,093

Total Cost of Sales	2,057	1,426

Gross Profit (Loss)	(761)	(333)

Operating Expenses:
Research and Development	2,571	2,359
Selling and Marketing	1,353	2,238
General and Administrative	2,757	4,492
Depreciation and Amortization	413	1,188
Impairment of Licenses, Patents &Trademarks	-	30,120

Loss from Operations	(7,855)	(40,730)

Total Other Income (Expense)	189	118
Net Loss	(7,666)	(40,612)

Loss per Common Share	$(0.10)	$(0.62)

Second Quarter 2025 Financial Results

For the three months ended June 30, 2025, total revenues increased by 19% to $1.3 million versus $1.1 million for the comparable period in 2024. The increase in total revenues was due to higher product sales and specifically increased unit sales of M400 smart glasses as compared to the prior year’s period. Engineering services revenues were $0.3 million for the three months ended June 30, 2025 as compared to $0.5 million in the prior year’s quarter.

There was an overall gross loss of $0.8 million for the three months ended June 30, 2025 as compared to a gross loss of $0.3 million for the same period in 2024. The larger gross loss was the result of further reserves for inventory obsolescence and increased unapplied manufacturing overhead costs.

Research and Development expense was $2.6 million for the three months ended June 30, 2025, versus $2.4 million for the comparable 2024 period, an increase of approximately 9%. This increase was largely due to a $0.3 million increase in external development costs for new products.

Selling and Marketing expense was $1.4 million for the three months ended June 30, 2025, versus $2.2 million for the comparable 2024 period, a decrease of approximately 40%. This decrease was primarily due to a $0.5 million decline in salary and benefits related expenses driven by headcount decreases and a $0.3 million decrease in bad debt expense.

General and Administrative expense for the three months ended June 30, 2025 was $2.8 million versus $4.5 million for the comparable 2024 period, a decrease of approximately 39%. This overall decrease was largely due to a $2.0 million decline in non-cash stock-based compensation expense related to the Company’s 2024 cash salary reduction program in exchange for equity, which ended on April 30, 2025.

The net loss for the three months ended June 30, 2025 was $7.7 million, or $0.10 per share versus a net loss of $40.6 million, or $0.62 per share for the comparable period in 2024.

Net cash flows used in operating activities was $4.7M for the second quarter of 2025 versus $5.6M for the comparable 2024 period. As of June 30, 2025, the Company maintained cash and cash equivalents of $17.5 million and an overall positive working capital position of $20.3 million.

Management Outlook

“With a growing pipeline of ODM/OEM opportunities, new strategic partnerships, and increasing demand for AI-enhanced wearable solutions, we believe the market is gaining momentum — and that Vuzix is uniquely positioned to capitalize as AI and AR technologies converge to transform how we work, communicate, and interact with digital information," said Mr. Travers.

"We ended June 2025 with the capital resources needed to execute upon our current operating plan," continued Mr. Travers. "Having recently met all manufacturing and performance milestones tied to the third Quanta tranche, we anticipate receiving the final $5 million investment as provided for under the stock purchase agreement. Looking ahead, we are confident in securing additional design wins for new ODM/OEM products targeting both consumer and enterprise AI smart glasses markets. We believe these wins can evolve into long-term recurring revenue streams, whether through supplying optical waveguides and display engines or creating co-branded AI smart glasses. In the defense sector, our goal is to expand our work with both existing and new prime contractors, leading to additional custom design-ins and accelerating scaled production orders."

"On the enterprise side, we are seeing growing customer engagements and measurable successes, supported by substantial usage data demonstrating significant productivity gains. These results are being driven by leading enterprise ISV applications as well as our own Vuzix Solutions platform, formerly called Moviynt®, which is helping to redefine warehouse and field operations with AR-powered efficiency. We remain confident that anticipated follow-on orders for smart glasses this year will further reduce existing inventory levels and lead to the conversion of finished goods into cash, paving the way for a smooth rollout of our next-generation LX1 product for warehousing and logistics which will begin shipping to end customers and ISVs before the end of the year," concluded Mr. Travers.

Conference Call Information

Date: Thursday, August 14, 2025

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=q0CFF9t0

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended June 30, 2025.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on August 14, 2025, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13755160.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of AI-powered Smart Glasses, Waveguides and Augmented Reality (AR) technologies, components and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 450 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and the augmented reality wearables field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2024 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; and Kyoto and Okayama, Japan. For more information, visit the Vuzix website, X and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions regarding smart glasses demand, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future revenue and operating results, the amount and impact of operating expense cash reductions, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sec.gov or www.sedar.com). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com